Exhibit 99.1

Catalyst Semiconductor, Inc. 2975 Stender Way, Santa Clara, CA 95054 Phone: +(1) 408 542-1000; Fax: +(1) 408 542-1200 www.catsemi.com

FOR IMMEDIATE RELEASE

Catalyst Semiconductor Appoints David Eichler Chief Financial Officer and

Vice President of Finance and Administration

SANTA CLARA, Calif., August 15, 2007 – Catalyst Semiconductor, Inc. (NASDAQ:CATS) a supplier of analog, mixed-signal and non-volatile memory semiconductors, today announced the appointment of David Eichler as Chief Financial Officer and Vice President of Finance and Administration.  Mr. Eichler reports directly to Gelu Voicu, President and Chief Executive Officer of Catalyst Semiconductor and, effective immediately, is responsible for overseeing all aspects of the Company’s financial management, as well as all Administration and Human Resources functions.  He also serves as Corporate Secretary.

“We are pleased to have Dave Eichler join our team.  He was chosen for his extensive semiconductor industry experience, as well as his demonstrated ability to successfully manage high technology companies as they transition through new business strategies.  We are confident Dave will help us continue to expand Catalyst’s position as a leading EEPROM supplier, profitably expand our growing high-performance analog and mixed-signal business, minimize operating costs and drive shareholder value,” said Voicu.

“I am delighted to join such an exciting company as Catalyst Semiconductor,” said Eichler.  “This company has achieved remarkable success in growing its analog/mixed-signal business over the past year and in transitioning its memory products to 0.35 micron to deliver record memory product unit shipments.  These successes, combined with high caliber personnel, key partnerships, a strong customer base, a broad product portfolio and a strong balance sheet make a winning combination.”

With over 25 years of finance experience and a strong track record of financial leadership in high-technology companies, Eichler brings extensive semiconductor experience, including positions as Vice President of Finance and Administration and Chief Financial Officer for Alliance Semiconductor and Senior Vice President of Finance and Administration and Chief Financial Officer for Hyundai Electronics America, Inc.  Before joining Catalyst Semiconductor, Eichler most recently served as Senior Vice President and Chief Financial Officer for Phoenix Technologies Ltd.

About Catalyst Semiconductor

Founded in 1985, Catalyst Semiconductor, Inc. is headquartered in Santa Clara, California. The Company produces analog and mixed signal products in addition to an extensive range of non-volatile memories. The analog and mixed-signal product lines include Digitally Programmable Potentiometers (DPP™), white and color LED drivers, DC/DC converters, voltage supervisors, linear regulators and I/O expanders. The memory product lines consist of serial and parallel EEPROMs, Flash and NVRAM.  Catalyst devices are used in telecommunications, networking systems, computation, automotive, industrial and consumer markets. Typical applications include LCD displays, automotive instrumentation, optical networks, modems, wireless LANs, network cards, DIMM modules, cellular telephones, digital satellite box receivers, set-top boxes and Internet routers. Catalyst’s Quality Management System is ISO 9001:2000 certified.  All Catalyst products are available in “green” lead- and halogen-free versions with full RoHS compliance.  For additional information about Catalyst Semiconductor, visit our website at: www.catsemi.com.

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August 14, 2007

Catalyst Semiconductor Appoints David Eichler Chief Financial Officer and Vice President of Finance and Administration

EDITOR CONTACTS:

Catalyst Semiconductor, Inc.

Sherry Hill

Telephone: 408-542-1080

Email: sherry.hill@catsemi.com

Editor Notes:

1) Trademark notices:  DPP is a trademark of Catalyst Semiconductor, Inc.